Exhibit 8.1

The Company’s subsidiaries are listed below. Mahjong Development Inc. and Mahjong Systems Ltd., which are the future focus of the Company, operate d/b/a as Mahjong Mania. The other three subsidiaries are of little or declining importance, and will likely be phased out completely in the near-term.

1. Mahjong Development Inc. was incorporated in Montreal, Quebec, Canada.

2. Mahjong Systems Ltd. is a Turks and Caicos Island Corporation, registered under the number E.33696. Its offices are located at Britannic House, Providenciales, Turks and Caicos Island, British West Indies.

3. MedEvents Inc. was formed as a start-up under the Company’s predecessor, Events International Holding Corporation. It was incorporation in Montreal, Quebec, Canada.

4. CPC Econometrics Inc., formed in 1998, was incorporated and is authorized to transact business in Atlanta, Georgia, USA.

5. Cadence Healthcare Communications Inc. was formed as a start-up under the Company’s predecessor, Events International Holding Corporation. It was incorporation in Montreal, Quebec, Canada.